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Exhibit 10.19

EXCESS BENEFIT PLAN
OF
BUNGE GLOBAL MARKETS, INC.
(Effective June 1, 2000)

I.    Purpose of Plan

        The purposes of this Plan are (a) to provide benefits for certain employees of Bunge Global Markets, Inc. (the "Company") participating in the Bunge Management Services Inc. Pension Plan dated June 1, 2000 (the "Pension Plan"), whose funded benefits under the Pension Plan are or will be limited pursuant to the provisions of Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"); as such, this Plan is intended to be an "excess benefit plan" as that term is defined in Section 3 (36) of the Employee Retirement Income Security Act of 1974 ("ERISA"); and (b) to provide benefits for certain employees participating in the Pension Plan who are members of a select group of management or highly compensated employees and whose funded benefits under the Pension Plan are or will be limited by the provisions of Section 401(a)(17) of the Code.

II.    Participation in the Plan

        Each participant in the Pension Plan shall be eligible to participate in this Plan whenever the amount of the benefit which would otherwise be payable to such participant under the Pension Plan, as from time to time in effect, is reduced by operation of the limitations imposed by Section 415 of the Code and Paragraph 4.3 of the Pension Plan. Each participant in the Pension Plan who is a member of a select group of management or highly compensated employees also shall be eligible to participate in this Plan as a Special Participant whenever the amount of the benefit which would otherwise be payable to such Special Participant under the Pension Plan, as from time to time in effect, is further reduced by limitations imposed by Section 401(a)(17) of the Code and the excess amount limitation in Paragraph 2.3 of the Pension Plan.

III.    Excess Benefit Payable

        Each participant in the Pension Plan who is eligible under this Plan (and such participant's spouse, if any, in the event of such participant's death prior to the commencement of benefits under the Pension Plan) shall be paid a supplemental pension benefit equal to the amount by which the benefit which would otherwise be payable to such participant (or such participant's surviving spouse) under the Pension Plan is reduced by operation of the limitations imposed by Section 415 of the Code and Paragraph 4.3 of the Pension Plan. A Special Participant (and such Special Participant's spouse, if any, in the event of such Special Participant's death prior to the commencement of benefits under the Pension Plan) shall be paid an additional benefit equal to the amount by which the benefit which would otherwise be payable to such Special Participant (or such Special Participant's surviving spouse) under the Pension Plan is reduced by operation of the limitations imposed by Section 401(a)(17) of the Code and the excess amount limitation in Paragraph 2.3 of the Pension Plan.

        The Company shall pay such supplemental pension benefit to a participant and such additional benefit to a Special Participant, or to such participant's or Special Participant's surviving spouse, in a lump sum at or as soon as practicable after the time that benefits under the Pension Plan commence. Such lump sum shall be calculated using the same actuarial assumptions as are used to determine lump sum payments under the Pension Plan.

IV.    Miscellaneous

        This Plan may be terminated or amended at any time by the Board of Directors of the Company, in which event the rights of participants or Special Participants to their accrued supplemental or additional pension benefits under this Plan, determined as of the date of such amendment or termination of this Plan, shall be non-forfeitable. If the Company shall terminate the Pension Plan with respect to its employees, any supplemental or additional pension benefits accrued to the date of termination of the Pension Plan which are payable to employees of the Company in accordance with this Plan shall be payable to them in accordance with all of the terms and conditions applicable to such employee's benefits under the Pension Plan in the event of its termination.

        No right to payment or any other interest of a participant or Special Participant under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

        Nothing in this Plan shall be construed as giving any employee the right to continued employment.

        Notwithstanding any other provisions of the Plan, if the Committee determines in its sole discretion that the employment of a participant or Special Participant with the Company has been terminated because of the participant's or Special Participant's commission of any act of fraud or any act of dishonesty, or any criminal act, or that a participant or Special Participant committed any such act to the detriment of the Company whether the participant's or Special Participant's employment was terminated on that account or not, then any amounts credited to the participant's or Special Participant's account shall be forfeited and, if already paid, shall be subject to recoupment.

        Benefits payable under this Plan by the Company shall not be funded and shall be made only out of the general funds of the Company. A participant's or Special Participant's right to receive benefits under this Plan from the Company shall be no greater than the right of any unsecured general creditor of the Company.

        The Company shall be entitled to deduct from any amounts being credited under this Plan to a participant's or Special Participant's account under the Plan or from any other compensation payable by the Company to such participant or Special Participant, all applicable federal, state or local taxes required to be withheld with respect to the amounts being credited. Any taxes imposed on any distribution from this Plan shall be the sole responsibility of the participant or Special Participant or other person entitled to receive same, and the Company shall be entitled to deduct from any such distribution any federal, state or local taxes required to be withheld with respect to such distribution.

        This Plan shall be administered by the Pension Plan Committee which shall have all authority, powers and discretion with respect to this Plan as such Committee shall, from time to time, have with respect to the Pension Plan.

        All records and accounts for this Plan shall be maintained by the Company and shall be conclusive and binding upon the Company and participants and Special Participants and their beneficiaries under this Plan.

        Except to the extent pre-empted or superseded by ERISA, this Plan shall be construed, administered and enforced according to the laws of the State of New York.

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EXCESS BENEFIT PLAN OF BUNGE GLOBAL MARKETS, INC. (Effective June 1, 2000)